Exhibit 99.1

TRADING SYMBOLS:	February 24, 2011
In the U. S.: NYSE Amex: HTM and in Canada: TSX: GTH

U.S. GEOTHERMAL SECURES $96.8 MILLION PROJECT LOAN FOR NEAL HOT SPRINGS

BOISE, Idaho – February 24, 2011 (NYSE Amex: HTM; TSX: GTH) U.S. Geothermal Inc., a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy, today announced the financial closing with the U.S. Department of Energy (“DOE”) of a $96.8 -million loan guarantee to construct its planned 23-megawatt-net power plant at Neal Hot Springs in Eastern Oregon.

Neal Hot Springs is the first geothermal project to complete a loan guarantee under DOE’s Title XVII loan guarantee program, which was created by the Energy Policy Act of 2005 to support the deployment of innovative clean energy technologies. The DOE loan guarantee will guarantee a loan from the U.S. Treasury’s Federal Financing Bank. The $96.8 -million Federal Financing Bank loan represents 75% of total project cost. When combined with the previously announced equity investment by Enbridge Inc., the loan provides 100 percent of the capital remaining to fully construct the project.

“Today’s Federal loan guarantee announcement cinches the deal to bring more renewable energy jobs to Eastern Oregon and adds another milestone in Oregon’s march back to economic growth,” said Senator Ron Wyden of Oregon. “Development of renewable energy is not just a slogan in Oregon, it’s a genuine opportunity.”

The Neal Hot Springs project will create high-quality American manufacturing and construction jobs through the construction of the power plant, which is being supplied by Houston-based TAS Energy, Inc., a provider of high efficiency modular energy systems. U.S. Geothermal anticipates about 95 percent of the power plant’s infrastructure and parts will be supplied by U.S.-based manufacturers. Approximately 150 construction jobs and over a dozen permanent jobs are expected to be created during the project’s 18-month construction phase.

“Increasing the number of Pacific Northwest jobs while we increase the renewable energy component of our power portfolio is an outstanding win for our region and our nation,” said Rep. Greg Walden, a consistent supporter of U.S. Geothermal’s project-development efforts. “The first of hundreds of boots are on the ground in eastern Oregon already and we look forward to completion of this important project.”

Idaho Governor C.L. “Butch” Otter said, “This major new development by Idaho-based U.S. Geothermal makes a significant contribution to our Project 60 goal of growing Idaho’s gross domestic product to $60 billion and is a shot of good news to our region’s economy.”

Idaho’s largest utility, Idaho Power Company, previously signed a 25-year power purchase agreement with U.S. Geothermal’s wholly owned subsidiary, USG Oregon LLC, for up to 25 megawatts of power per year. Beginning in 2012, the base energy price is $96 per MW Hour and escalates annually. The calculated 25-year levelized price is $117.65 per MW hour.

“U.S. Geothermal’s consistent supply of base load power – generating and regenerating electricity from underground natural resources – is established as a cornerstone of smart economic development, and we are an energized partner to the country to build out resources that make a difference in our communities,” said Daniel Kunz, President and Chief Executive Officer of U.S. Geothermal. “The Department of Energy’s renewable-energy programs are making a real difference in the sustainable economic health of our country.”

Please visit our Website at: http://www.usgeothermal.com

About U.S. Geothermal Inc.:

U.S. Geothermal Inc. is a leading renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada. The Neal Hot Springs project will be the company’s third operating power project. The company holds geothermal energy rights to 69,500 acres comprising six advanced stage geothermal development projects. The San Emidio project is currently undergoing construction of a new 8.6 net MW binary cycle power plant.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

Scott Peyron
Scott Peyron & Associates, Inc.
Tel: 208-388-3800
speyron@peyron.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated development of the Neal Hot Springs project, including financing, megawatt output and schedule. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including but not limited to, completion of the resource drilling at Neal Hot Springs. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the TSX do not accept responsibility for the adequacy of this release.